SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported):

March 4, 2005

Cryo-Cell International, Inc.

(Exact name of registrant as specified in charter)

Delaware	0-23386	22-3023093
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

700 Brooker Creek Blvd., Suite 1800

Oldsmar, Florida 34677

(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (813) 749-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD

As previously reported, between May and July 2003, ten putative class action complaints were filed in the United States District Court of the Middle District of Florida against the Company, certain current and former officers and directors of the Company and two accounting firms who previously audited the Company’s consolidated financial statements. All ten complaints alleged violations of federal securities laws, including improper recognition of revenue in the consolidated financial statements presented in certain public reports of the Company. On October 22, 2003, all ten complaints were consolidated (Case No. 03-CV-1011). On February 17, 2004, the court appointed lead plaintiffs. On April 27, 2004, the lead plaintiffs filed an amended complaint seeking, among other things, certification of a class of persons who purchased the Company’s common stock between March 16, 1999 and May 20, 2003 and unspecified damages.

On February 25, 2005, the United States District Court for the Middle District of Florida issued an order approving the previously reported formal stipulation of settlement for the litigation. The settlement, which totals $7 million, includes a payment of $4 million paid by the insurance carrier of the Company’s former auditors. In addition, the Company’s insurance carrier paid $3 million on the Company’s behalf under its directors’ and officers’ insurance policy. The Company previously satisfied the $175,000 deductible under its directors’ and officers’ insurance policy, and should have no further financial obligations under the settlement.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRYO-CELL INTERNATIONAL, INC.

Date: March 4, 2005	By:	/s/ Mercedes Walton
Mercedes Walton, interim Chief Executive Officer